Alwan engineering

General Contracting

13/01/002

M/s City Mix L. L. C.

Attention of Mr. Andrey Kharlanov

General Manager

Subject: Inspection visit and letter of intent Dear Mr. Andrey

With ref to our inspection visit to your readymix factory at musaffah We wish to take this opportunity’ to communicate our contentment and admiration to the advanced technology and the prestegious state of art at your factory. It will be our homier to make business with you so that we can obtain our requirements of readymix concrete from your unique plant.

Looking foreword to seeing you in the very short time after you have achived this great job.

With my warm thanks

P.O.Box : 4327 - Abu Dhabi United Arab Emirates

Tel.: Office : 6654241 - 6664642

Fax : (009712) 6664749